NORWEST FINANCIAL, INC.

            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                               Exhibit (12)



                                        Years Ended December 31,

                                      (Thousands of Dollars)

                           1993        1992        1991       1990       1989
Net earnings             $203,297    $164,204    $130,880   $115,366   $ 98,882


Add:

  Fixed charges:

  Interest including
  amortization of
  debt expense            242,440     236,337     255,075    242,151    249,764

  One-third of
  rentals*                 10,146       8,207       7,209      6,583      6,038

  Total fixed
  charges                 252,586     244,544     262,284    248,734    255,802

  Provision for
  income taxes            104,228      84,334      63,985     58,119     44,062


Total net earnings,
  fixed charges and
  income taxes -
  "Earnings"             $560,111    $493,082    $457,149   $422,219   $398,746


Ratio of earnings
  to fixed charges           2.22        2.02        1.74       1.70       1.56


*One-third of rentals is deemed representative of the interest factor.